UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2019

VERUS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34106	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9841 Washingtonian Boulevard, #390

Gaithersburg, MD 20878

(Address of principal executive offices) (zip code)

(301) 329-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 1, 2019, the Board of Directors (the “Board”) of Verus International, Inc. (the “Company”) appointed Christopher Cutchens as Chief Financial Officer of the Company, effective immediately.

Since June 2018, Christopher Cutchens has served as the Managing Partner of Cutchens Group, LLC, a consulting firm specializing in providing operational and financial services to both public and private companies. From September 2018 until June 2019, Mr. Cutchens served as Chief Operating Officer and Chief Financial Officer of DirectView Holdings, Inc., a company that provides security and surveillance and video conference services. From January 2016 until June 2018, Mr. Cutchens served as Executive Vice President, Chief Operating Officer and Financial Officer of MidAmerica Administrative & Retirement Solutions, LLC, a private company that provides employee benefit programs to plan sponsors and employees. From January 2013 to January 2016, Mr. Cutchens served as Executive Vice President and Chief Financial Officer of Aspire Financial Services, LLC (“Aspire”), and from April 2012 to January 2013, he served as Vice President of Accounting and Finance of Aspire. Aspire is a service provider of retirement solutions. In addition, Mr. Cutchens has served in various other capacities including Corporate Controller of Watsco, Inc. (NYSE: WSO); Corporate Controller of Carrier Enterprise, LLC; Director of Corporate Accounting and Financial Reporting and Assistant Corporate Controller of MarineMax, Inc. (NYSE: HZO); and Senior Auditor at KPMG LLP. Mr. Cutchens received a Bachelor of Science degree in accounting and a masters degree in accounting information systems from the University of South Florida. Mr. Cutchens is a CPA licensed in the State of Florida.

On June 1, 2019 (the “Effective Date”), the Company entered into an employment agreement (the “Employment Agreement”) with Christopher Cutchens pursuant to which Mr. Cutchens will serve as Chief Financial Officer of the Company. Pursuant to the terms of the Employment Agreement, Mr. Cutchens will receive a base salary of $75,000 per year, which base salary shall increase to $150,000 at such time that the Company completes a capital raise in excess of $3,000,000. Mr. Cutchens’ base salary shall be subject to annual review and increase by the Company beginning on November 1, 2020. Mr. Cutchens shall also be eligible to receive an annual performance-based bonus based upon the attainment of certain goals established by the Company. The bonus shall not exceed 50% of Mr. Cutchens’ then base salary. In addition to the foregoing, Mr. Cutchens received 30,000,000 shares of the Company’s common stock which shall vest 25% on the six month, 1 year, 2 year and 3 year anniversaries of the Effective Date. Mr. Cutchens is also entitled to participate in any and all benefit plans in effect for senior executives of the Company, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

The Company or Mr. Cutchens may terminate the Employment Agreement at any time and for any reason; provided, however, Mr. Cutchens must provide at least 30 days prior written notice of his termination. In addition, the Company may terminate Mr. Cutchens’ employment with or without Cause (as defined in the Employment Agreement). In the event the Company terminates Mr. Cutchens’ employment without Cause (as defined in the Employment Agreement) and if Mr. Cutchens executes a general release of all claims against the Company and its affiliates, which release is not revoked, then, Mr. Cutchens shall receive the following: (i) if Mr. Cutchens has been employed by the Company between 12 and 23 months, six months of his then base salary; (ii) if Mr. Cutchens has been employed by the Company for at least 24 months, twelve months of his then based salary; and (iii) COBRA benefits. In the event Mr. Cutchens terminates his employment with the Company for any reason, he shall be entitled to receive (i) any portion of his then base salary not paid through the date of termination; (ii) reimbursement of expenses incurred on or prior to the termination date; (iii) any accrued but unused vacation pay; (iii) any pro-rated and unpaid portion of the annual bonus Mr. Cutchens is entitled to as of the termination date; and any amount arising from Mr. Cutchens’ participation in, or benefits under, any benefit plans.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There are no family relationships between Mr. Cutchens and any of our directors or executive officers. Except as set forth herein, there is no arrangement or understanding between Mr. Cutchens and any other persons pursuant to which Mr. Cutchens was appointed an executive officer of the Company. There are no related party transactions involving Mr. Cutchens that are reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, by and between Verus International, Inc. and Christopher Cutchens

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verus International, Inc.

Dated: June 6, 2019	/s/ Anshu Bhatnagar
Anshu Bhatnagar
Chief Executive Officer